                                IDEX CORPORATION
             RATIO OF EARNINGS BEFORE FIXED CHARGES TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

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                                                                                            NINE MONTHS
                                                                                               ENDED
                                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                   -----------------------                  -------------
                                          1996      1995      1994      1993      1992      1997      1996
                                          ----      ----      ----      ----      ----      ----      ----
EARNINGS BEFORE FIXED CHARGES:
INCOME BEFORE INCOME TAXES AND
EXTRAORDINARY ITEMS....................  $78,854   $71,043   $52,516   $38,298   $30,984   $68,054   $57,350
ADD:

FIXED CHARGES..........................   18,942    15,948    13,581    11,007    12,178    14,463    13,537
                                         -------   -------   -------   -------   -------   -------   -------

TOTAL EARNINGS BEFORE FIXED CHARGES....  $97,796   $86,991   $66,097   $49,305   $43,162   $82,517   $70,887
                                         =======   =======   =======   =======   =======   =======   =======

FIXED CHARGES:

INTEREST ON INDEBTEDNESS...............  $18,302   $15,324   $12,962   $10,367   $11,299   $13,977   $13,062

AMORTIZATION OF DEBT ISSUANCE
EXPENSES...............................      640       624       619       640       879       486       475

RENTAL EXPENSE REPRESENTATIVE
OF THE INTEREST FACTOR.................        -         -         -         -         -         -         -
                                         -------   -------   -------   -------   -------   -------   -------


TOTAL FIXED CHARGES....................  $18,942   $15,948   $13,581   $11,007   $12,178   $14,463   $13,537
                                         =======   =======   =======   =======   =======   =======   =======

RATIO OF EARNINGS BEFORE FIXED
CHARGES TO FIXED CHARGES...............     5.16x     5.45x     4.87x     4.48x     3.54x     5.71x     5.24x
                                         =======   =======   =======   =======   =======   =======   =======
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